ISSUER FREE WRITING PROSPECTUS

(RELATING TO PRELIMINARY PROSPECTUS SUPPLEMENT

DATED NOVEMBER 19, 2019 AND PROSPECTUS DATED APRIL 15, 2019)

FILED PURSUANT TO RULE 433

REGISTRATION NUMBERS 333-230883 AND 333-230883-01

This term sheet is qualified in its entirety by reference to the Preliminary Prospectus Supplement and the accompanying Prospectus (as supplemented through and including the date hereof, the “Preliminary Prospectus”). The information in this term sheet supplements the Preliminary Prospectus and supersedes the information in the Preliminary Prospectus to the extent inconsistent with the information in the Preliminary Prospectus. Capitalized terms used herein without definition shall have the meanings ascribed thereto in the Preliminary Prospectus. Other information (including financial information) presented in the Preliminary Prospectus Supplement is deemed to have changed to the extent affected by the changes described herein.

$600,000,000 3.10% Senior Notes due 2029 (the “notes”)

Issuer:	VEREIT Operating Partnership, L.P.

Guarantor:	VEREIT, Inc.

Expected Ratings (Moody’s / S&P / Fitch)*:	Baa3 / BBB- / BBB

Principal Amount:	$600,000,000

Maturity Date:	December 15, 2029

Coupon (Interest Rate):	3.10% per annum

Interest Payment Dates:	June 15 and December 15 of each year, commencing on June 15, 2020

Record Dates:	June 1 and December 1 of each year

Benchmark Treasury:	1.75% due November 15, 2029

Benchmark Treasury Price / Yield:	99-21+ / 1.786%

Spread to Benchmark Treasury:	+145 bps

Yield to Maturity:	3.236%

Public Offering Price:	98.842% of the principal amount, plus accrued interest, if any, from December 4, 2019

Optional Redemption:	Make-whole call at U.S. Treasury plus 25 basis points at any time up to, but not including, the date that is 90 days prior to the maturity date (the “Par Call Date”), or at par at any time on or after the Par Call Date.

CUSIP / ISIN Numbers:	92340L AE9 (CUSIP) / US92340LAE92 (ISIN)

Distribution:	SEC Registered (Registration No. 333-230883 and 333-230883-01)

Trade Date:	November 19, 2019

Settlement Date:

December 4, 2019 (T+10)

The settlement date of the notes is expected to be December 4, 2019, the tenth business day following the trade date (such settlement date being referred to as “T+10”). Under Rule 15c6-1 under the Exchange Act, trades in the secondary market are required to settle in two business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade notes prior to the date that is two business days preceding the settlement date will be required, by virtue of the fact that the notes initially settle in T+10 to specify an alternate settlement arrangement at the time of any such trade to prevent a failed settlement. Purchasers of the notes who wish to trade the notes during such period should consult their advisors.

Joint Book-Running Managers:

Wells Fargo Securities, LLC

BMO Capital Markets Corp.

BofA Securities, Inc.

J.P. Morgan Securities LLC

Mizuho Securities USA LLC

SMBC Nikko Securities America, Inc.

Capital One Securities, Inc.

Citigroup Global Markets Inc.

Goldman Sachs & Co. LLC

Morgan Stanley & Co. LLC

Regions Securities LLC

U.S. Bancorp Investments, Inc.

Co-Managers:	BNY Mellon Capital Markets, LLC KeyBanc Capital Markets Inc. Comerica Securities, Inc. FHN Financial Securities Corp. Janney Montgomery Scott LLC

*	Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The Guarantor and the Issuer have filed a registration statement (including the Preliminary Prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the Preliminary Prospectus in that registration statement and other documents the Guarantor and the Issuer have filed with the SEC that are incorporated by reference into the Preliminary Prospectus for more complete information about the Issuer, the Guarantor and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at

www.sec.gov. Alternatively, copies may be obtained from Wells Fargo Securities, LLC at 608 2nd Avenue South, Suite 1000, Attn: WFS Customer Service, Minneapolis, MN 55402 or by calling 800-645-3751; BMO Capital Markets Corp. at 3 Times Square, 27th Floor, Attn: US Syndicate, New York, NY 10036, or by calling 866-864-7760; BofA Securities, Inc. at 200 North College Street, NC1-004-03-43, Attn: Prospectus Department, Charlotte, NC 28255 or by calling 800-294-1322; J.P. Morgan Securities LLC at 383 Madison Ave., Attn: Investment Grade Syndicate Desk, New York, NY 10179 or by calling 212-834-4533; Mizuho Securities USA LLC at 320 Park Avenue, 12th Floor, New York, New York 10022, Attn: Debt Capital Markets or by calling 866-271-7403; SMBC Nikko Securities America, Inc. at 277 Park Avenue, Attn: Debt Capital Markets, New York, NY 10172; or by calling 888-868-6856.

ANY DISCLAIMERS OR OTHER NOTICES THAT MAY APPEAR BELOW ARE NOT APPLICABLE TO THIS COMMUNICATION AND SHOULD BE DISREGARDED. SUCH DISCLAIMERS OR OTHER NOTICES WERE AUTOMATICALLY GENERATED AS A RESULT OF THIS COMMUNICATION BEING SENT VIA BLOOMBERG OR ANOTHER EMAIL SYSTEM.